Exhibit 3.353

AGREEMENT OF LIMITED PARTNERSHIP

OF

DCT BONDESON – BELTWAY 8 – RITTIMAN LP

This Agreement of Limited Partnership is entered into as of the         day of May, 2004, by and between Dividend Capital Operating Partnership LP, a Delaware limited partnership, as the limited partner (the “Limited Partner”), and DCT Bondesen – Beltway 8 – Rittiman GP LLC, a Delaware limited liability company, as the general partner (the “General Partner”) (the Limited Partner and General Partner are sometimes herein collectively referred to as the “Partners”).

WHEREAS, the Partners desire to form a limited partnership pursuant to the terms hereof;

NOW, THEREFORE, the Partners hereby agree as follows:

ARTICLE I

FORMATION OF LIMITED PARTNERSHIP

Section 1.1 Formation of Partnership and Business Purposes. The General Partner and the Limited Partner hereby form DCT Bondesen – Beltway 8 – Rittiman LP (the “Partnership”) as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Act”) for the purpose of conducting any business that may be lawfully conducted by a limited partnership under the Act.

Section 1.2 Name and Location. The name of the Partnership is “DCT Bondesen – Beltway 8 – Rittiman LP”. The address of the registered office of the Partnership in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is Corporation Service Company. The principal office of the Partnership is 518 17th Street, Suite 1700, Denver, Colorado 80202, or such other place as the General Partner may from time to time designate by notice to the Limited Partner. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 1.3 Term of the Partnership. The Partnership shall continue in existence until December 31, 2054, unless sooner terminated pursuant to amendment or as hereinafter set forth in Article IX.

Section 1.4 Name and Address of the Partners; Percentage Interests. The names and addresses of the Partners and their respective Percentage Interests are specified in Exhibit A attached hereto.

ARTICLE II

DEFINITIONS

Section 2.1 Definitions. As used herein, the following definitions have the meanings ascribed:

“Affiliate” of a Person shall mean (a) any Person that, at such specified time, directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) any Person who, at such specified time, is (i) an officer or director of a specified Person or (ii) a spouse or immediate family relative of, or a trust created by or established primarily for the benefit of, a specified Person or (c) any Person that, at such specified time, directly or indirectly, is the beneficial owner of a majority of the voting ownership interests of the specified Person.

“Agreement” or “Partnership Agreement” shall mean this Agreement of Limited Partnership as it may be amended, supplemented or restated from time to time.

“Bankruptcy” or “Insolvency” shall be deemed to have occurred with respect to any Partner if such Partner shall file in any court pursuant to any statute of the United States or of any state a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or a trustee of all or a material portion of such Partner’s property, or if any such Partner shall make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they fall due or seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of any material portion of its property. If there shall be filed against any Partner in any court pursuant to any statute of the United States or of any state a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such Partner’s property, and within sixty days after the commencement of any such proceeding, such petition shall not have been dismissed, then such Partner against whom such petition has been filed shall be bankrupt or insolvent for purposes of this Agreement. In addition, if the whole or any portion of the interest of any Partner in the Partnership is subject to levy or attachment, and such levy or attachment is not released or discharged within sixty days, such Partner shall be deemed bankrupt or insolvent for purposes of this Agreement.

“Capital Account” shall mean the account maintained for each Partner in accordance with tax accounting principles, which account (i) is increased by the amount of cash and the fair market value of property contributed to the Partnership as shown on the books of the Partnership upon such contribution (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject) by such Partner and such Partner’s share of Profits (including income exempt from tax), and (ii) is decreased by the amount of cash and the fair market value of property distributed to such Partner as shown on the books of the Partnership (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject) and such Partner’s share of Losses.

“Contributions” shall mean in the case of each Partner, any cash contributed to the capital of the Partnership by such Partner, including any Initial Contributions and any Additional Contributions.

“Dissolution” or “Termination” shall be deemed to have occurred upon the earlier of (i) the adoption of a plan of liquidation by a Partner or (ii) the effective date of dissolution in accordance with applicable statutory law and (iii) the date of dissolution or termination of a Partner in accordance the provisions of the governing instruments of such Partner or applicable statutory law.

“Interest” shall mean the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

“Net Cash Flow” shall mean, with respect to any fiscal period, all cash revenue and funds received by the Partnership (other than funds received as capital contributions) in such period, less the sum of the following (to the extent not made from funds received as capital contributions): (i) all sums paid to lenders in such period, (ii) all cash expenditures (including capital expenditures) made by or on behalf of the Partnership in such period incident to the normal operation of the Partnership’s business, and (iii) cash reserves deemed appropriate by the General Partner.

“Partnership Property” shall mean all the property, real and personal, at any time owned by the Partnership.

“Percentage Interests” shall mean the interest of a Partner as set forth in Exhibit A attached hereto.

“Profits” or “Losses” shall mean the profits or losses of the Partnership for Federal income tax purposes including, without limitation, each item of Partnership income, gain, loss or deduction.

ARTICLE III

CAPITAL

Section 3.1 Contributions of General Partner and Limited Partner. The General Partner and the Limited Partner are deemed to have contributed to the capital of the Partnership the amounts set forth in Exhibit A attached hereto (“Initial Contributions”).

Section 3.2 Additional Contributions. No Partner shall be obligated to make any additional Contribution (“Additional Contributions”) to the Partnership but may, upon consent of all Partners, make Additional Contributions, in which case the Partners’ respective Capital Accounts and Percentage Interests shall be adjusted accordingly.

ARTICLE IV

DISTRIBUTIONS OF NET CASH FLOW

The Net Cash Flow of the Partnership for each calendar year, shall be distributed to the Partners from time to time, in the discretion of the General Partner, in accordance with the Percentage Interests of the Partners.

ARTICLE V

ALLOCATION OF PROFITS, LOSSES OR CREDITS

The Profits and Losses of the Partnership shall be allocated to the Partners in accordance with the Percentage Interests. All Profits or Losses and tax credits from the Partnership for a fiscal year allocable with respect to any Interests which may have been assigned during such fiscal year shall be allocated between the assignor and assignee based upon the number of days in the year that each was recognized as the owner of the Interest, without regard to results of the operations of the Partnership during such fiscal year and without regard to whether cash distributions were made to the assignor or assignee.

ARTICLE VI

CONDUCT OF OPERATIONS

Section 6.1 Management. The General Partner shall have full and exclusive management and control of the business of the Partnership. The General Partner shall devote such time to the business of the Partnership as it deems necessary. Ii addition to other rights and powers, the General Partner is expressly authorized to (a) employ, engage or contract with entities, including its Affiliates, in the operation and management of the Partnership; (b) borrow money for Partnership purposes; (c) purchase, sell, pledge, hypothecate, and mortgage Partnership Property; and (d) take any other actions which the General Partner deems appropriate.

Section 6.2 Accounting and Tax Matters. The General Partner shall keep proper and usual books and records pertaining to the Partnership’s business in accordance with generally accepted accounting principles. The books and records and all files of the Partnership shall be kept at its principal office. The General Partner shall prepare and furnish to the Limited Partners promptly after the close of each fiscal year an unaudited statement, certified by the General Partner, showing the operations of the Partnership for such fiscal year, including a balance sheet and statement of income or loss and changes in financial position for such fiscal year, the balance of each Limited Partner’s Capital Account, the unpaid balance due under all obligations of the Partnership and all other information reasonably requested by any Partner. The Limited Partners, and the authorized agents thereof, shall have the right at all reasonable times to audit, examine and make copies or extracts from the Partnership books of account. Federal, state and local income tax returns of the Partnership shall be prepared and timely filed by the General Partner. Copies of the tax returns shall be furnished to the Limited Partners prior to filing thereof. The General Partner is hereby designated the tax matters partner of the Partnership.

Section 6.3 Other Permissible Activities. Neither the General Partner nor the Limited Partners are prevented hereby from engaging in other activities for profit whether similar to the purpose of the Partnership or otherwise and whether or not competitive with the business of the Partnership.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

Section 7.1 Limited Liability. No Limited Partner shall be personally liable for any of the debts of the Partnership or any of the losses thereof beyond the amount contributed or contracted to be contributed by such Limited Partner to the capital of the Partnership.

Section 7.2 Management Responsibility. No Limited Partner, as such, shall take part in the management of the business or transact any business for the Partnership.

Section 7.3 No Authority to Act. No Limited Partner shall have the power to act on behalf of or bind the Partnership.

Section 7.4 Amendments to Partnership Agreement. Amendments to the Partnership Agreement, including the admission of new Partners to the Partnership, shall require the consent of all the Partners.

Section 7.5 Removal of the General Partner, Substitution and Continuation of the Partnership. For cause, the Limited Partners by unanimous written consent may remove the General Partner as General Partner of the Partnership. For this purpose, cause shall mean the Bankruptcy, Insolvency or Dissolution or Termination of the General Partner. Upon removal pursuant to the foregoing, such General Partner shall become a Limited Partner, subject to the prior written consent of all the Partners. A substitute General Partner may be selected by the Limited Partners by unanimous written consent upon the removal of the General Partner.

ARTICLE VIII

TRANSFERABILITY OF PARTNERS’ INTERESTS

No Partner shall withdraw from the Partnership or sell, convey, transfer, assign, pledge or otherwise alienate its Interest in the Partnership, without the prior written consent of all Partners.

ARTICLE IX

DISSOLUTION AND LIQUIDATION

Section 9.1 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following events:

(a) The expiration of the term of the Partnership; or

(b) The withdrawal, Bankruptcy or Insolvency, or Dissolution or Termination, of the General Partner, if no substituted General Partner is elected by the Limited Partners.

Section 9.2 Winding Up and Liquidation of the Partnership. Upon the dissolution of the Partnership, the General Partner, or if it is not available, a liquidator selected by the Limited Partners, shall proceed to wind up the Partnership business. The General Partner or such liquidator, as the case may be, shall apply the Partnership assets, after payment of Partnership debts and liabilities, and the creation of such reserves as the liquidator deems appropriate, to the Partners in accordance with their Percentage Interests.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Notices. Any notices or communications hereunder shall be sent by mail to the Partners at their addresses set forth in Exhibit A attached hereto, as amended from time to time. Notices shall be considered given, and any applicable time shall run, from the date such notice is mailed.

Section 10.2 Applicable Law. Notwithstanding the place where this Agreement may be executed by any party, all the terms and provisions of this Agreement and the validity hereof shall be interpreted under the laws of the State of Delaware.

Section 10.3 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the Partners had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 10.4 Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties, their heirs, devisees, personal representatives, successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed as of the date first above written.

LIMITED PARTNER:

DIVIDEND CAPITAL OPERATING PARTNERSHIP LP

By:	Dividend Capital Trust Inc., its general partner

By:
Name:
Title:

GENERAL PARTNER:

DCT BONDESEN—BELTWAY 8—RITTIMAN GP LLC

By:	Dividend Capital Operating Partnership LP,
its sole member

	By:	Dividend Capital Trust Inc.,
its general partner

By:
Name:
Title:

EXHIBIT A

Name and Address	Capital Contribution	Percentage Interest
General Partner
DCT Bondesen—Beltway 8—Rittiman GP LLC 518 17th Street, Suite 1700 Denver, Colorado 80202	$1.00	0.1%
Limited Partner:
Dividend Capital Operating Partnership LP 518 17th Street, Suite 1700 Denver, Colorado 80202	$999.00	99.9%

A-1